THIS FIRST CUMULATIVE AMENDMENT (the "Cumulative Amendment") to the Amended and Restated Master Supply Agreement (the "Agreement") is made and entered into on this 17th day of May, 1996, by and among Anacomp, Inc., an Indiana corporation ("Anacomp"), SKC America, Inc., a New Jersey corporation ("SKCA"), and SKC Limited, an affiliated corporation of SKCA organized pursuant to the laws of the Republic of Korea ("SKCL"). SKCA and SKCL are hereinafter jointly and severally referred to as "SKC."


                              W I T N E S S E T H:

     WHEREAS, Anacomp and SKC entered into the Agreement on October 8, 1993, a true copy of which is attached hereto, pursuant to which SKC agreed to manufacture and sell to Anacomp, and Anacomp agreed to purchase, Products (as defined in the Agreement) for use by Anacomp in the manufacture of its duplicate microfilm and magnetic media products, and SKC agreed to provide trade credit to Anacomp in an aggregate amount of up to $29,000,000, no more than $25,000,000 of which could remain outstanding for more than 30 days, for the purchase of Products from SKC; and

     WHEREAS, Anacomp filed a petition for relief under Chapter 11 of the United States Bankruptcy Code on January 5, 1996; and

     WHEREAS, SKC and Anacomp desire to continue their mutually beneficial relationship and in connection therewith desire that Anacomp assume the Agreement, including this Cumulative Amendment, and cure all defaults upon the effectiveness of Anacomp's Chapter 11 plan of reorganization; and

     WHEREAS, SKC desires to assist Anacomp in successfully fulfilling its new business plan and in connection therewith is willing to make certain changes to the Agreement; and

     WHEREAS, an amendment was made to the Agreement on December 1, 1993 and the parties desire that all prior amendments be included in this Cumulative Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, Anacomp and SKC agree to amend the Agreement as follows:

1. New Defined Terms: Section 1 of the Agreement is amended to add the following definitions:

     "Bankruptcy" shall mean the Chapter 11 case of Anacomp initiated by that certain petition for relief filed by Anacomp under Chapter 11 of the United States Bankruptcy Code on January 5, 1996 in the United States Bankruptcy Court for the District of Delaware.

     "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware, or any other court of competent jurisdiction exercising jurisdiction over the Bankruptcy.

     "Continuing Director" shall mean, at any time, (i) any member of the Board of Directors of Anacomp who was a director of Anacomp on the Reorganization Effective Date or (ii) any person who becomes a member of the Board of Directors if such person was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors.

     "Plan of Reorganization" shall mean the Second Amended Joint Plan of Reorganization filed by Anacomp with the Bankruptcy Court on March 28, 1996, as amended or modified from time to time.

     "Reorganization Effective Date" shall mean the date on which the Plan of Reorganization shall have become effective pursuant to Section 10.2 thereof.

2. Redefining Terms: Notwithstanding the definitions given in Section 1 of the Agreement, Section 1 of the Agreement is amended to redefine the following definitions as follows:

     "Junior Loan Document" shall mean the Indenture dated as of the Reorganization Effective Date between Anacomp and I.B.J. Schroder Bank and Trust Company, as Trustee for the benefit of the holders of Anacomp's 13% Senior Subordinated Notes due 2002, and any waivers or amendments thereto.

     "Senior Loan Document" shall mean the Indenture dated as of the Reorganization Effective Date between Anacomp and the Bank of New York, as Trustee for the benefit of the holders of Anacomp's 11.625% Senior Secured Notes due 1999, and any waivers or amendments thereto.

3. Magnetic Base Products Percentage Purchase Obligation: Section 5.1 of the Agreement is amended by adding after Section 5.1(a) the following Section 5.1(a-1): "The provisions of the letters dated January 15, 1996 and May 3, 1996 from Peter Williams of Anacomp Magnetics to Y.W. Kim of SKCA Marketing & Sales shall apply in accordance with their terms notwithstanding anything to the contrary in Section 5.1(a) or 5.1(b) with respect to the Magnetic Base Products Percentage Purchase Obligation or in Section 7.1(a) with respect to the pricing of Magnetic Base Products."

4. Volume Adjustments: Section 5 of the Agreement is amended by adding a new subclause, Section 5.3(h), entitled "Volume Adjustments," which will be as follows: "Notwithstanding anything stated to the contrary in Section 5.3(d) and (e), no new volume adjustment will be made for the 1994-1995 Contract Year or the 1995-1996 Contract Year, and the volume adjustment will continue to be the same as was made for the 1993-1994 Contract Year. The price for the 1996-1997 Contract Year will be adjusted prospectively at the beginning of the Contract Year (December 1, 1996) to reflect actual volume levels purchased in the 1995-1996 Contract Year, and again retroactively at November 30, 1997 to reflect actual volume levels purchased in the 1996-1997 Contract Year."

5. Returned Goods: Section 5 is amended by adding a new clause 5.8, entitled "Returned Goods," which will be as follows: "In calculating volume adjustments pursuant to Section 5.3(d) and (e), Microfilm Products returned by Anacomp in any Contract Year shall be excluded from the calculation of volume in such Contract Year. In the event returned Microfilm Products are repackaged and sold, such Microfilm Products will be included in volume in the Contract Year and quarter of their resale."

6. Cumulative Restatement of 12/1/93 Amendment: Section 7.1(c)(i)(A) of the Agreement is amended by changing the phrase "June 30, 1994" in line 3 thereof to "September 30, 1994".

7.   Packaging:

     A.   Section  7.1(c)(i) of the Agreement is amended by adding new subclause
          (C) which will be as follows: "For shipments of Converted Microfilm Products and Coated Microfilm Products shipped on or after June 1, 1995, the prices will be increased by 5% over the prices called for in
          Section 7.1(c)(i)(B)."

     B. Section 7.1(c)(i) of the Agreement is amended by adding a new subclause (D) which will be as follows: "For shipments of Converted
          Microfilm Products and Coated Microfilm Products shipped on or after the Reorganization Effective Date, the prices will be increased by 2% over the prices called for in Section 7.1(c)(i)(B) and Section 7.1(c)(i)(C) and such price increases will begin on the Reorganization Effective Date."

8. Cumulative Restatement of 12/1/93 Amendment: Section 7.2(b) of the Agreement is amended by adding the following after the first sentence thereof: "The costs experienced by SKCA in the 1993-1994 Contract Year, which will be used as the initial Base Year for the first price adjustment under this Section 7.2, shall exclude such costs experienced by SKCA from the Closing Date through the date on which the Pastoria Facility achieves the Operational Levels, i.e., May 31, 1994, and shall therefore consist of such costs experienced by SKCA during the period from June 1, 1994 through November 30, 1994, annualized."

9.   Production Cost Increases: Section 7.2 is amended by adding a new subclause
     (g), entitled "Payments to SKC following Bankruptcy" which will be as follows:

     (i) Notwithstanding anything to the contrary in this Agreement, with respect to the calculation of the price increases under this Section 7.2 due to increased costs for the 1994-1995 Contract Year and the 1995-1996 Contract Year, (1) a 5% price increase shall be applied beginning on the Reorganization Effective Date, (2) an additional 5% price increase shall be applied beginning on December 1, 1996, (3) Anacomp shall pay to SKC $1.9 million on the Reorganization Effective Date with respect to increased costs for the 1994-1995 Contract Year, (4) and Anacomp shall pay to SKC a deferred amount of $3.6 million as provided in Section 7.2(g)(ii), of which $1,800,000 shall be allocated to the 1994-1995 Contract Year and $1,800,000 million shall be allocated to the 1995-1996 Contract Year. Other than as provided in this Section 7.2(g)(i), there will be no additional increases for production costs incurred in the 1994-1995 Contract Year or the 1995-1996 Contract Year and there will be no other price increases due to increased production costs until the next production cost increase for the 1996-1997 Contract Year, collected retroactively after calculation as of November 30, 1997 and based on increases in production costs incurred in the 1996-1997 Contract Year over production costs incurred in the 1995-1996 Contract Year;"

     "(ii) The deferred payment of $3,600,000 provided for in Section 7.2(g)(i)(4) shall not bear interest, shall be evidenced by a note and shall be amortized as follows: (1) June 1, 1997, $400,000, (2) June 1, 1998, $600,000, (3) June 1, 1999, $800,000, (4) June 1, 2000, $800,000 and
     (5) June 1, 2001, $1,000,000."

10. Payment of Invoices: Section 7.5(g) of the Agreement is amended by adding a new subclause, Section 7.5(g)(v), which will be as follows: "On the Reorganization Effective Date, Anacomp will make a cash payment to SKC in an amount necessary to bring the aggregate Outstanding Amounts to an amount less than $25,000,000, as required by Section 7.5(g)(i) of the Agreement."

11. Mandatory Prepayment: Section 7.5(h) of the Agreement is amended to add a new sentence, which will be as follows: "Notwithstanding anything to the contrary in this Section 7.5(h), for purposes of this Section 7.5(h), the plan of reorganization effective under the Bankruptcy shall not be deemed to constitute a refinancing or restructuring that would require mandatory prepayment, and shall not be a cause for termination of the Trade Credit Arrangement."

11(a).  Special Representations and  Warranties:  Section  7.5(n)(i)(G)  of  the
     Agreement is amended by changing the phrase "Section 5.1" to "Section 4.12" and by changing the phrase "Lenders" to "Trustee and Security Holders."

12. Events of Default: Section 7.5(r) of the Agreement is amended by adding at the end of Section 7.5(r) a new paragraph to read as follows:
     "Notwithstanding anything to the contrary set forth in this Section 7.5(r) or in this Agreement, as of the Reorganization Effective Date, SKC waives any event of default under this Section 7.5(r) (as now or at any time theretofore in effect) which was or could have occurred or been in existence and which was known to SKC on the date of execution hereof as a result of or in connection with the Bankruptcy, including the Change in Control event of default referred to in Section 7.5(r)(x), and none of such events shall constitute events of default under this Agreement. The foregoing shall not constitute a waiver of any event of default not known to SKC or a waiver of any event occurring after the date of execution hereof that may constitute an event of default under this Agreement."

13. Attorney's Fees Following Bankruptcy: Section 7.5(t) of the Agreement is amended by adding the following sentence: "This obligation includes the reimbursement by Anacomp to SKC of reasonable fees paid to SKC's attorneys in connection with the Bankruptcy. Anacomp has agreed that the amount of such fees incurred through April 30, 1996, amounting to approximately $185,000, is reasonable and will be paid upon presentation of invoice following the Reorganization Effective Date."

14. Paying Accumulated Interest: Section 7.5 of the Agreement is amended by adding a new subclause, Section 7.5(w), entitled "Paying Interest After Bankruptcy," which will be as follows: "On the Reorganization Effective Date, Anacomp will pay all interest due to SKC pursuant to Sections 7.5(d) and 7.5(p) of the Agreement. Attached hereto as Schedule I is a statement of all such outstanding interest due to SKC through April 30, 1996.

15. Waiver of Termination Rights: Section 14.2 of the Agreement is amended by adding a new subclause, Section 14.2(e), entitled "Temporary Waiver of Termination Rights," which will be as follows: "For purposes of this
     Section 14.2, the Bankruptcy will not be a valid cause for SKC to terminate this Agreement pursuant to Section 14.1."

16. Effective Date: This Cumulative Amendment will not become effective until the Reorganization Effective Date; provided, however, that if the
     Reorganization Effective Date has not occurred by June 30, 1996 this Cumulative Amendment shall not become effective without further agreement of the parties in writing. If this Cumulative Amendment does not become effective for any reason, the parties expressly reserve all rights with respect to the Agreement and the Bankruptcy.

17. Counterparts: This Cumulative Amendment may be executed by facsimile and in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Entire Agreement: Effective as of the Reorganization Effective Date, this Cumulative Amendment and the schedules hereto, together with the Agreement in the form attached hereto as amended hereby, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof including the amendment of December 1, 1993 referred to in the fifth WHEREAS clause hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Cumulative Amendment as of the date first above written, with this Cumulative Amendment to be effective as of the Reorganization Effective Date.


                                         ANACOMP, INC.


                                         By: ___________________________
                                              Name:
                                              Title:


                                         SKC AMERICA, INC.


                                         By: ___________________________
                                              Name:
                                              Title:


                                         SKC LIMITED


                                         By: ___________________________
                                              Name:
                                              Title:

Schedule 1
SKC Interest Owed
Through April 30, 1996




Dollar Amount     Interest Rate                Date            Invoice Amount
- -------------     -------------                ----            --------------

Daily Amount        15%        adj. Apr      05-01-96           $ 50,845.86

25,000,000.00       10%                      04-01-96            208,333.33
                    15%        adj Mar       04-01-96             62,053.39

25,000,000.00       10%                      03-01-96            215,277.78
                    15%        adj Feb       03-01-96             31,370.77

25,000,000.00       10.500%                  02-01-96            206,423.61
                    15.500%    adj Jan       02-02-96             50,492.65

25,000,000.00       10.250%                  01-01-96            220,659.72
                    15.250%    adj Dec.      01-01-96             54,377.90
                                                              =============

                                                 TOTAL        $1,099,835.01